CONTACT:  Dave Dickson,  + 1 703-846-2378 or Bill Cummings + 1 703-846-3110

MOBIL NEWS RELEASE
                                                  MOBIL CORPORATION
                                                  3225 GALLOWS ROAD
                                                  FAIRFAX, VIRGINIA 22037-0001
                                                  TELEPHONE:  (703) 846-2500

MOBIL ANNOUNCES FOURTH QUARTER 1998 OPERATING EARNINGS OF $499 MILLION


----------------------------------------------------------------------------------------------------------------
                                             Fourth Quarter                             Full Year
----------------------------------------------------------------------------------------------------------------
                                    1997          1998         Change        1997         1998         Change
----------------------------------------------------------------------------------------------------------------
Operating Earnings ($millions)      809           499          (310)        3,430        2,366        (1,064)
Per share ($)                      1.01          0.63         (0.38)         4.30         2.97         (1.33)
Assuming dilution ($)              0.99          0.62         (0.37)         4.20         2.92         (1.28)


Net Income (Loss) ($millions)       704          (152)         (856)        3,272        1,704        (1,568)
Per share ($)                      0.88         (0.21)        (1.09)         4.10         2.12         (1.98)
Assuming dilution ($)              0.86         (0.21)        (1.07)         4.01         2.10         (1.91)
----------------------------------------------------------------------------------------------------------------

 . For the full year 1998, self-help programs offset about $500 million of the $1.4 billion effect of the deterioration in industry fundamentals.
   -  Unit operating costs down over 4% per barrel.

 . Downstream operating earnings set all time record of $1,418 million for 1998.
   - Worldwide trade sales up 4%, despite tough Asia Pacific economic conditions.
   -  Benefits from initiatives continue to grow.
   -  Lube earnings continue to improve.

 . Upstream earnings in 1998 impacted primarily by
  significant deterioration in industry fundamentals.
   -  Crude oil prices down about $6.50 per barrel.
   -  Natural gas prices down about $0.50 per thousand cubic feet.
   - Overall production down about 2% due to impact of OPEC quotas and rationalized capital spending program.
   -  Higher exploration expenses.

 . Special charges total $662 million for the year, primarily due to asset impairments and inventory valuation adjustments.

Fairfax, VA, January 27, 1999 Mobil Corporation today reported fourth quarter 1998 estimated operating earnings of $499 million. This is a decrease of $310 million, or 38%, from the $809 million earned in the same period last year. Operating earnings per common share, assuming dilution, were $0.62, compared
with $0.99 in the fourth quarter of 1997.   On a reported basis, including
special items, the net loss for the quarter was $152 million, or ($0.21) per share, down from net income of $704 million, or $0.86 per share, last year.

Fourth quarter 1998 net loss included estimated net special charges of $651 million. These were mostly non-cash items and include a charge of $387 million for impairment of upstream properties, primarily in the U.S., Latin America (which includes $120 million for the Camisea license expiration) and Asia Pacific; a charge of $270 million to adjust inventory to market value, mainly in Asia Pacific and Europe; a $97 million charge for the restructuring of our marketing operations in Asia Pacific and Latin America as well as the final provision for implementation costs associated with the BP European downstream alliance; and $34 million for other items. These charges more than offset the $137 million benefit resulting from settlement of prior years' tax disputes. Fourth quarter 1997 results included net special charges of $105 million-- primarily due to restructurings in our downstream business, which were partly offset by gains on asset sales (refer to Table 3).

Full year 1998 operating earnings were $2,366 million, down $1,064 million, or 31% from last year. On a per share basis, operating earnings of $2.92 were $1.28 lower than the $4.20 earned in 1997. Full year net income was $1,704 million, or $2.10 per share, versus $3,272 million, or $4.01 per share, last year.

In comparing full year 1998 operating earnings with 1997, Chairman and Chief Executive Officer Lucio A. Noto said, "Mobil's earnings benefited by about $500 million from our self-help programs, mitigating the $1.4 billion unfavorable impact of deteriorating industry fundamentals across most of our businesses.

"In the Upstream, earnings were adversely impacted by significantly lower worldwide crude oil and natural gas prices. Crude oil prices were off by about $6.50 per barrel, while natural gas fell by approximately $0.50 per thousand cubic feet. Production volumes were down approximately 2% versus 1997 mainly due to the limitation on growth in Nigeria as a result of OPEC quotas and natural field declines, along with a rationalized capital program, in mature areas such as the U.S. and the United Kingdom. Indonesian volumes also declined, as anticipated. Our growth program led to increased volumes in Eastern Canada (Hibernia), Equatorial Guinea and Kazakhstan (Tengiz).

"Downstream earnings achieved their highest level ever in 1998, despite difficult industry conditions in several markets where we operate. In the U.S.,
record earnings were attained for the second straight year.   Strong gasoline
trade sales (up about 5%), continued excellent refining performance and self-
help initiatives more than offset lower industry margins.   In International
downstream, earnings in 1998 were the second highest on record, reflecting strong trade sales performance (up 4%) and a number of self-help initiatives. Europe achieved record earnings as a result of higher integrated margins and benefits from the BP alliance. In Asia Pacific, earnings increased somewhat, as self-help initiatives across the region fully offset difficult market conditions and, in Japan, contributed to sharply improved earnings. In addition, Downstream earnings benefited from strong performance in Lubes. For 1998, Lubes earnings were strong, up about 20% from last year.

"In Chemical, earnings were down significantly reflecting lower polyethylene and paraxylene margins.

"Further evidence of the current tough economic conditions in the oil and gas industry are the one-time charges Mobil recorded in fourth quarter, 1998. These charges related to the impairment of certain upstream oil and gas properties, inventory valuation adjustments and additional restructuring.

"Mobil remains focused on improving performance in this difficult environment. Our strategy continues to be aggressive management of our asset base and disciplined investment for long term growth. We have implemented new restructuring programs in Australia, New Zealand and Latin America to reflect regional integration of their respective fuels and lubes operations. These restructuring initiatives are expected to deliver approximately $40 million in annual after-tax benefits by the end of 2000.

"Total capital and exploration spending in 1999 is estimated to be $4.8 billion, down about 11% from the estimated 1998 spending level of $5.5 billion. The program seeks to balance projects which will provide short-term earnings and cash flow with those that will support profitable long-term growth."

Noto concluded, "Business fundamentals, as evidenced by the uncertain outlook for prices and margins in the near term, continue to be unpredictable. We remain confident in the long-term prospects for all of our core businesses, including the Asia Pacific region."

Full year 1998 net income was $1,704 million, $1,568 million lower than the $3,272 million earned in 1997. Net special charges in 1998 totaled $662 million, mainly for upstream asset impairments, inventory valuation adjustments, and restructurings in International downstream which more than offset the benefit from the settlement of prior years' tax disputes. Net special charges in 1997 totaled $158 million, mainly for restructuring-related charges in the International downstream, partly offset by gains on asset sales and other items (refer to Table 3).

The following comments address the operating performance of the major business segments during the fourth quarter and full year 1998 as compared with the same periods in 1997 (refer to Table 2):

     COMPARISON OF FOURTH QUARTER 1998 WITH FOURTH QUARTER 1997
     ----------------------------------------------------------

o    Exploration & Producing operating earnings of $252 million were $294
     -----------------------
     million lower than last year's $546 million.

     In the United States, earnings of $34 million decreased $152 million due primarily to lower crude oil and natural gas prices plus lower volumes from natural field declines.

     International earnings of $218 million were $142 million lower, due mainly to the significant decline in crude oil and natural gas prices. Exploration expenses were higher due primarily to the write-off of certain well costs upon the decision not to proceed with development. Volumes were down slightly as increases in Eastern Canada, Equatorial Guinea and Tengiz were more than offset by reductions in Indonesia and Europe. However, earnings were favorably impacted by the sale of an Independent Power Project in the United Kingdom, self-help programs and certain tax benefits.

o    Marketing & Refining operating earnings of $300 million were $7 million
     --------------------
     higher than in 1997.

     Operating earnings in the United States were $107 million, $63 million below last year. The unfavorable impact of lower industry margins and the completion of our scheduled turnaround at the Joliet, Illinois refinery more than offset strong sales performance.

     International earnings of $193 million were $70 million higher than in 1997. In Europe, earnings benefited from somewhat stronger integrated margins and initiatives related to the Mobil-BP alliance. Earnings were higher in Asia Pacific, benefiting from performance improvements and higher marketing margins. International downstream earnings improved as a result of higher product sales in Africa and South America.

o    Chemical earnings of $24 million were $48 million lower than last year as a
     --------
     result of significantly lower polyethylene and paraxylene margins.

o    Corporate and Financing expenses of $77 million were $25 million lower than
     -----------------------
     in the fourth quarter of 1997 primarily due to the timing of expenses and other one-time items.

                    COMPARISON OF FULL YEAR 1998 WITH 1997
                    --------------------------------------

o    Exploration & Producing operating earnings were $1,007 million versus last
     -----------------------
     year's record earnings of $2,138 million.

     In the United States, earnings of $196 million decreased $464 million, reflecting the effects of lower volumes and lower crude oil and natural gas prices. The lower volumes were mainly due to natural field declines and a rationalized capital program.

     International earnings of $811 million were $667 million lower, due mainly to a significant decline in crude oil and natural gas prices. Higher exploration expenses, due primarily to the write-off of well costs, also contributed to lower earnings. Volumes were down slightly as increases in Canada, Equatorial Guinea and Tengiz were more than offset by reductions due to OPEC production constraints, mainly in Nigeria; natural field declines in Europe and the anticipated decline in Indonesian volumes. Lower expenses and other performance initiatives buffered the overall decline.

o    Marketing & Refining operating earnings of $1,418 million were $106 million
     --------------------
     higher than in 1997.

     Earnings for 1998 were an all-time record, led by strong trade sales growth (up 4%) and other self-help initiatives.

     In the U.S., earnings were $566 million, $4 million above last year's record of $562 million. The unfavorable impact of lower industry margins was offset by strong sales performance and lower refinery turnaround costs.

     International earnings of $852 million were $102 million higher than in 1997. In Europe, earnings benefited from stronger integrated margins and initiatives related to the Mobil-BP alliance. Earnings were up somewhat in Asia Pacific, as self-help programs across the region fully offset the unfavorable impact of lower integrated margins and, in Japan, contributed to sharply improved earnings. Africa also generated record earnings as a result of growth initiatives. International downstream earnings were also helped by higher product sales volumes in South America, but hurt by lower margins at our Yanbu, Saudi Arabia joint venture refinery.

o    Chemical earnings of $190 million were $160 million lower than last year as
     --------
     a result of significantly lower polyethylene and paraxylene margins.   This
     unfavorable impact was mitigated by record earnings in the Chemical Products business, which resulted from strong margins and sales growth of 12%.

o    Corporate and Financing expenses of $249 million were $121 million lower
     -----------------------
     than in 1997 primarily due to the timing of expenses and other one-time items.

Estimates of key financial and operating data are shown below and on the attached tables.

Investment Spending for the fourth quarter of 1998 was $1,711 million, $158
-------------------
million lower than in the comparable period last year. For calendar year 1998, investment spending was $5,504 million, compared with $5,306 million for the same period last year.

Mobil's Return on Average Capital Employed for calendar year 1998, based on
        ----------------------------------
operating earnings, was 10.1%, compared with 14.0% for calendar year 1997. On a reported net income basis, returns were 7.6% and 13.4% for the same periods.

Return on Average Shareholders' Equity for calendar year 1998, based on
--------------------------------------
operating earnings, was 12.5%, compared with 17.8% for calendar year 1997. On a net income basis, returns were 9.0% and 17.0% for the same periods.

Mobil's Debt-to-Capitalization Ratio was 29% at December 31, 1998, compared with
        ----------------------------
25% at December 31, 1997.

Common Stock Dividends were $0.57 per share in the fourth quarter of 1998 and
----------------------
$2.28 per share for full year 1998, $0.04 and $0.16 per share higher than the comparable periods in 1997.

______________________________________________________________________

Note: This press release contains forward-looking statements about Mobil's plans for capital and exploration expenditures and about Mobil's projected benefits from restructuring initiatives. Actual expenditures and benefits may be different due to a number of factors, such as changes in oil and gas prices and economic conditions and success in implementing initiatives. For a further discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please refer to the section entitled "Forward-Looking Statements" in Mobil's Report on Form 10-Q for the quarter ended September 30, 1998.


                                                                                                                  Table 1

                                                              MOBIL CORPORATION


                                                         Fourth                                       Twelve
                                                         Quarter                                      Months
                                           -------------------------------------          -----------------------------------
INCOME  ($MM)                                1997        1998             Incr/           1997           1998          Incr/
                                             Act          Est             (Decr)           Act            Est          (Decr)
                                           -------      -------          -------         -------        -------       -------
Petroleum Operations
  E&P: United States                         186          (122)            (308)            697             11           (686)
       International                         401           (13)            (414)          1,515            635           (880)
                                           -----        ------           ------          ------         ------        -------
  Total Exploration & Producing              587          (135)            (722)          2,212            646         (1,566)

  M&R: United States                         160           115              (45)            542            574             32
       International                         (13)         (182)            (169)            483            440            (43)
                                           -----        ------           ------          ------         ------        -------
  Total Marketing & Refining                 147           (67)            (214)          1,025          1,014            (11)
                                           -----        ------           ------          ------         ------        -------
Total Petroleum                              734          (202)            (936)          3,237          1,660         (1,577)

Chemical                                      72            15              (57)            403            181           (222)
Corporate and Financing (a)                 (102)           35              137            (368)          (137)           231
                                           -----        ------           ------          ------         ------        -------
Net Income/(Loss)                            704          (152)            (856)          3,272          1,704         (1,568)
=================                          =====        ======           ======          ======         ======        =======

COMMON SHARES OUTSTANDING (MM)
  End of Period                              ...           ...              ...           783.4          773.2 (b)      (10.2)
  Average                                  784.3         772.6 (b)        (11.7)          786.3          779.2 (b)       (7.1)
  Average -- Assuming Dilution             813.6         801.7 (b)        (11.9)          815.1          807.3 (b)       (7.8)

NET INCOME/(LOSS) PER COMMON SHARE ($) (c)  0.88         (0.21)           (1.09)           4.10           2.12          (1.98)
  Assuming Dilution (d)                     0.86         (0.21)           (1.07)           4.01           2.10          (1.91)

DIVIDENDS
  Common Stock
    Total Paid ($MM)                         416           444               28           1,667          1,781            114
    Per Share ($)                           0.53          0.57             0.04            2.12           2.28           0.16

  Preferred Stock ($MM)                       13            12               (1)             52             50             (2)


-------------------------------

(a) Includes corporate administrative expenses, net financing expense and other items.
(b) Affected by net share repurchases and a required change in accounting for shares held in a supplemental retirement trust.
(c) The net income/(loss) per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.
(d) Net income/(loss) per common share assuming dilution includes the dilutive effects of stock options and convertible preferred stock.

                                                                         Table 2

                               MOBIL CORPORATION


                                                          Fourth Quarter                                   Twelve Months
                                               --------------------------------------        --------------------------------------
INCOME  ADJUSTED FOR SPECIAL                     1997           1998          Incr/           1997           1998            Incr/
ITEMS ($MM)                                      Act            Est           (Decr)          Act            Est             (Decr)
                                               -------        -------       ---------        -------        -------       ---------
Petroleum Operations
  E&P: United States                              186             34           (152)            660            196             (464)
       International                              360            218           (142)          1,478            811             (667)
                                               -------        -------       ---------        -------        -------       ---------
  Total Exploration & Producing                   546            252           (294)          2,138          1,007           (1,131)

  M&R: United States                              170            107            (63)            562            566                4
       International                              123            193             70             750            852              102
                                               -------        -------       ---------        -------        -------       ---------
  Total Marketing & Refining                      293            300              7           1,312          1,418              106
                                               -------        -------       ---------        -------        -------       ---------
Total Petroleum                                   839            552           (287)          3,450          2,425           (1,025)

Chemical                                           72             24            (48)            350            190             (160)
Corporate and Financing (a)                      (102)           (77)            25            (370)          (249)             121
                                               -------        -------       ---------        -------        -------       ---------
Operating Earnings (Before
  Special Items)                                  809            499           (310)          3,430          2,366           (1,064)

Special Items                                    (105)          (651)          (546)           (158)          (662)            (504)
                                               -------        -------       ---------        -------        -------       ---------
Net Income/(Loss)                                 704           (152)          (856)          3,272          1,704           (1,568)
                                               =======        =======       =========        =======        =======       =========


EARNINGS PER COMMON SHARE ($)
  BASED ON:

  Operating Earnings (Before
   Special Items) (b)                            1.01           0.63          (0.38)           4.30            2.97           (1.33)
          Assuming Dilution(c)                   0.99           0.62          (0.37)           4.20            2.92           (1.28)

   Net Income/(Loss) (b)                         0.88          (0.21)         (1.09)           4.10            2.12           (1.98)
    Assuming Dilution(c)                         0.86          (0.21)         (1.07)           4.01            2.10           (1.91)

(a) Includes corporate administrative expenses, net financing expense and other items.
(b) The earnings per common share calculation is based on income/(loss), less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.
(c) Earnings per common share assuming dilution includes the dilutive effects of stock options and convertible preferred stock.

                                                                         Table 3

                               MOBIL CORPORATION

                                                 1997 by Quarter and Year              1998 by Quarter and Year
                                            ---------------------------------       ---------------------------------
SPECIAL ITEMS
AFFECTING INCOME ($MM)                       1Q     2Q     3Q     4Q     Year        1Q     2Q     3Q     4Q     Year
                                            ----   ----   ----   ----    ----       ----   ----   ----   ----    ----
E&P United States
  Asset Impairment                             -      -      -      -       -          -      -      -   (156)   (156)
  Asset Sales                                  -      -     53      -      53          -      -      -      -       -
  Federal Royalty Settlement                   -      -      -      -       -          -      -    (29)     -     (29)
  Litigation                                   -      -    (12)     -     (12)         -      -      -      -       -
  Employee Performance Award                   -      -     (4)     -      (4)         -      -      -      -       -

E&P International
  Asset Impairment                             -      -      -      -       -          -      -      -   (231)   (231)
  Asset Sales                                  -      -      -     41      41          -      -     55      -      55
  Employee Performance Award                   -      -     (4)     -      (4)         -      -      -      -       -

M&R United States
  Asset Impairment                             -      -      -    (18)    (18)         -      -      -      -       -
  LIFO Inventory Adjustment                    -      -      -      8       8          -      -      -      8       8
  Employee Performance Award                   -      -    (10)     -     (10)         -      -      -      -       -

M&R International
  LIFO Inventory Adjustment                    -      -      -     12      12          -      -      -    (17)    (17)
  Restructuring                              (18)   (20)   (72)  (148)   (258)       (10)   (13)   (14)   (97)   (134)
  Employee Performance Award                   -      -    (21)     -     (21)         -      -      -      -       -
  Lower of Cost or Market
   Inventory Adjustment                        -      -      -      -       -          -      -      -   (261)   (261)

Chemical
  Asset Sales                                  -      -     48      -      48          -      -      -      -       -
  Litigation                                   -      -     10      -      10          -      -      -      -       -
  Employee Performance Award                   -      -     (5)     -      (5)         -      -      -      -       -
  Lower of Cost or Market
   Inventory Adjustment                        -      -      -      -       -          -      -      -     (9)     (9)

Corporate and Financing
  Asset Sales                                  -      -     39      -      39          -      -      -      -       -
  Settlement of Prior Years' Tax Disputes      -      -      -      -       -          -      -      -    137     137
  Exxon Mobil Merger-Related Costs             -      -      -      -       -          -      -      -    (25)    (25)
  Litigation                                   -      -    (31)     -     (31)         -      -      -      -       -
  Employee Performance Award                   -      -     (6)     -      (6)         -      -      -      -       -
                                            ----   ----   ----   ----    ----       ----   ----   ----   ----    ----
Total Special Items                          (18)   (20)   (15)  (105)   (158)       (10)   (13)    12   (651)   (662)
                                            ====   ====   ====   ====    ====       ====   ====   ====   ====    ====

                                                                         Table 4

                               MOBIL CORPORATION


                                                       Fourth Quarter                           Twelve Months
                                             ----------------------------------      ---------------------------------
INVESTMENT SPENDING ($MM)                      1997        1998          Incr/         1997        1998         Incr/
                                               Act         Est          (Decr)         Act          Est         (Decr)
                                             ------       ------        ------       ------       ------        ------
Capital and Exploration Expenditures
Petroleum Operations
  Exploration & Producing
    United States                               178         167            (11)         503          528            25
    International                             1,075        1,004           (71)       2,884        3,063           179
                                             ------       ------        ------       ------       ------        ------
    Total E&P                                 1,253        1,171           (82)       3,387        3,591           204
                                             ------       ------        ------       ------       ------        ------
  Marketing & Refining
    United States                               133          120           (13)         357          378            21
    International                               220          146           (74)         571          344          (227)
                                             ------       ------        ------       ------       ------        ------
    Total M&R                                   353          266           (87)         928          722          (206)
                                             ------       ------        ------       ------       ------        ------
Total Petroleum                               1,606        1,437          (169)       4,315        4,313            (2)
Chemical                                        113           78           (35)         323          266           (57)
Other                                            13           49            36           51          191           140
                                             ------       ------        ------       ------       ------        ------
Total Capital and Exploration
 Expenditures                                 1,732        1,564          (168)       4,689        4,770            81
Cash Investments in Equity
 Companies                                      137          147            10          617          734           117
                                             ------       ------        ------       ------       ------        ------
Total Investment Spending                     1,869        1,711          (158)       5,306        5,504           198
                                             ======       ======        ======       ======       ======        ======
Memo:  Exploration expenses charged
 to operating earnings, included above
  United States                                  48           34           (14)          76          127            51
  International                                 189          205            16          423          468            45
                                             ------       ------        ------       ------       ------        ------
Total Exploration Expenses                      237          239 (a)         2          499          595 (a)        96
                                             ======       ======        ======       ======       ======        ======

(a) Reflects exploration expenses included in operating earnings. Exploration expenses shown in reported net income will be higher by $48 million for Camisea well costs included in Special Items (i.e., $287 million for fourth quarter 1998 and $643 million for full year 1998).
================================================================================

OTHER FINANCIAL DATA ($MM)
Total Revenues                               16,574       13,217        (3,357)      65,906       53,566       (12,340)

Income Taxes (b)                                721           95          (626)       3,093        1,347        (1,746)

AVERAGE U.S. PRICES
  Crude  ($/BBL) -- Mobil                     17.21        10.36         (6.85)       17.61        11.78         (5.83)
  Crude  ($/BBL) -- Mobil + Aera              16.19         9.35         (6.84)       16.59        10.48         (6.11)
  NGL  ($/BBL)                                11.94         7.27         (4.67)       11.96         8.26         (3.70)
  Natural Gas ($/MCF)                          2.77         1.92         (0.85)        2.38         1.98         (0.40)

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)                              18.42        11.10         (7.32)       18.94        12.29         (6.65)
  Natural Gas ($/MCF)                          2.62         2.10         (0.52)        2.72         2.17         (0.55)

(b)  Includes the tax impact of Special Items.

                                                                         Table 5

                               MOBIL CORPORATION

                                                   Fourth Quarter                             Twelve Months
                                         -----------------------------------       -----------------------------------
                                            1997          1998       Incr/            1997          1998        Incr/
OPERATING HIGHLIGHTS                        Act           Est        (Decr)           Act           Est         (Decr)
                                            ----          ----       ------           ----          ----        ------
NET PRODUCTION OF LIQUIDS
 (TBD)

  United States                              247           242           (5)           244           240            (4)

  Australia                                   41            37           (4)            39            38            (1)
  Canada                                      57            84           27             49            71            22
  Equatorial Guinea                           51            56            5             36            50            14
  Indonesia                                   35            28           (7)            46            37            (9)
  Kazakhstan                                  34            51           17             36            45             9
  Nigeria                                    266           265           (1)           253           248            (5)
  Norway                                      81            74           (7)            79            73            (6)
  United Kingdom                              79            71           (8)            75            63           (12)
  Middle East/Other                           69            70            1             70            70            --
                                           -----         -----       ------          -----         -----        ------
  Total International                        713           736           23            683           695            12
                                           -----         -----       ------          -----         -----        ------
  Worldwide                                  960           978           18            927           935             8
                                           =====         =====       ======          =====         =====        ======

NET PRODUCTION OF NATURAL
 GAS (MMCFD)

  United States                            1,173           974         (199)         1,161         1,077           (84)

  Canada                                     467           434          (33)           397           440            43
  Germany                                    481           506           25            456           455            (1)
  Indonesia                                1,531         1,158         (373)         1,571         1,354          (217)
  United Kingdom                             693           690           (3)           668           596           (72)
  Other                                      315           412           97            303           374            71
                                           -----         -----       ------          -----         -----        ------
  Total International                      3,487         3,200         (287)         3,395         3,219          (176)
                                           -----         -----       ------          -----         -----        ------
      Worldwide                            4,660         4,174         (486)         4,556         4,296          (260)
                                           =====         =====       ======          =====         =====        ======
    TOTAL NET
      PRODUCTION (TBDOE)                   1,804         1,734          (70)         1,753         1,713           (40)
                                           =====         =====       ======          =====         =====        ======

                                                                         Table 6

                               MOBIL CORPORATION


                                                Fourth Quarter                                       Twelve Months
                                        -------------------------------------         ---------------------------------------
                                         1997           1998           Incr/           1997          1998            Incr/
OPERATING HIGHLIGHTS                     Act            Est           (Decr)           Act            Est           (Decr)
                                        -----          -----          ------          -----         -----           ------
REFINERY RUNS (TBD)
    United States (a)                     976            778            (198)           956           872              (84)
    Europe (b)                            351            375              24            371           367               (4)
    Asia-Pacific                          736            725             (11)           678           725               47
    All Other                             187            175             (12)           186           171              (15)
                                        -----          -----          ------          -----         -----           ------
    Worldwide                           2,250          2,053            (197)         2,191         2,135              (56)
                                        =====          =====          ======          =====         =====           ======
PETROLEUM PRODUCT SALES (c)
  (TBD)
  United States
    Automotive Gasoline
      Sales to Trade                      569            601              32            568           597               29
      Supply/Other Sales                  232            280              48            250           241               (9)
                                        -----          -----          ------          -----         -----           ------
    Total Automotive Sales                801            881              80            818           838               20
    Distillates/Jet Fuel                  409            411               2            372           361              (11)
    Other                                 255            269              14            245           266               21
                                        -----          -----          ------          -----         -----           ------
    Total United States                 1,465          1,561              96          1,435         1,465               30
  Europe (b)                              620            692              72            679           677               (2)
  Asia-Pacific                            823            809             (14)           815           824                9
  All Other                               459            513              54            414           474               60
                                        -----          -----          ------          -----         -----           ------
    Total International                 1,902          2,014             112          1,908         1,975               67
                                        -----          -----          ------          -----         -----           ------
  Worldwide                             3,367          3,575             208          3,343         3,440               97
                                        =====          =====          ======          =====        ======           ======
CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resin            666            659              (7)         2,765         2,784               19
  Worldwide Paraxylene                    463            480              17          1,638         1,864              226

CHEMICAL SALES BY PRODUCT
  CATEGORY ($MM)
  Petrochemicals                          526            357            (169)         2,151         1,618             (533)
  Films Products                          158            153              (5)           707           655              (52)
  Chemical Products                        36             41               5            136           155               19
                                        -----          -----          ------          -----         -----           ------
    Total                                 720            551            (169)         2,994         2,428             (566)
                                        =====          =====          ======          =====         =====           ======

---------------------------------
(a) 1998 reflects reduced volumes due to Mobil's 50% interest in the Chalmette joint venture and the sale of the Paulsboro refinery in third quarter, 1998.

(b) Includes Mobil's share for the M&R alliance with BP in Europe.
(c) Includes trade and supply sales.